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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Krusen, Jr.        W.             Andrew   |    Florida Banks, Inc. ("FLBK")              |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|  3415 Morrison Avenue                      |                         |      05/00         |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Tampa,              FL             33629   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |                   |       |      |            |       |       |    58,095         |    (I)(1)   |Held by   |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |partner-  |
|                     |                   |       |      |            |       |       |                   |             |ship      |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |    5/5/00         |   P   |      |    800     |   A   |$5.75  |                   |   (D)       |          |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |    5/5/00         |   P   |      |    355     |   A   |$5.625 |                   |   (D)       |          |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |    5/9/00         |   P   |      |    200     |   A   |$5.625 |                   |   (D)       |          |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |    5/12/00        |   P   |      |  1,000     |   A   |$5.75  |    19,000(2)      |   (D)       |          |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |                   |       |      |            |       |       |    20,000         |    (I)      |Held in   |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |trust for |
|                     |                   |       |      |            |       |       |                   |             |benefit   |
|                     |                   |       |      |            |       |       |                   |             |of wife   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock,        |                   |       |      |            |       |       |     3,329         |    (I)      |Held as   |
|  $.01 par value     |                   |       |      |            |       |       |                   |             |trustee   |
|                     |                   |       |      |            |       |       |                   |             |for       |
|                     |                   |       |      |            |       |       |                   |             |children's|
|                     |                   |       |      |            |       |       |                   |             |trust     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Common stock options  |   $10.00     |    (4)   |  -- | -- |   --  |   --   |8/13/98 |8/13/08 |Common  |  42,000   |     --      |
| (Right to buy)        |              |          |     |    |       |        |        |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Common stock options  |   $ 6.56     |    (5)   |  A  | V  | 5,000 |   --   |1/21/00 |1/21/10 |Common  |   5,000   |     --      |
| (Right to buy)        |              |          |     |    |       |        |        |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       42,000        |               D               |                      |
|---------------------|-------------------------------|----------------------|
|        5,000        |               D               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1) Mr. Krusen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership's assets.

(2) Includes 1,000 shares held in an IRA for Mr. Krusen's spouse.

(3) Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

(4) These options were granted on 8/13/98.
                                                                                      /s/ W. Andrew Krusen, Jr.          06/12/00
(5) These options were granted on 1/21/00.                                            --------------------------------   ----------
                                                                                      Signature of Reporting Person(3)   Date
Note. File three copies of this form, one of which must be manually signed.               W. Andrew Krusen, Jr.
      If space provided is insufficient, see Instruction 6 for procedure.                                                Page 2
                            (Print or Type Responses)